10f-3 REPORT

CONSULTING GROUP CAPITAL MARKETS FUND
  SMALL CAPITALIZATION GROWTH INVESTMENTS:
  MANAGED BY: WALL STREET ASSOCIATES

September 1, 2001 through February 28, 2002

                     Trade                                        % of
Issuer               Date     Selling Dealer        Amount  Price Issue(1)
Cross Country Inc.  10/24/01 Countrywide Securities  9,400 $17.00  0.12%

AMN Healthcare Serv 11/12/01 Bank of America        10,400 $17.00  0.10%


        (1) Represents purchases by all affiliated funds; may not exceed 25% of the principal amount of the offering.